Imperial Oil’s nine-month earnings highest on record

Toronto, October 23, 2003 — Imperial Oil today announced third-quarter net earnings of $375 million or $1.01 a share, compared with $347 million or $0.91 a share for the third quarter of 2002. The increased earnings resulted primarily from higher industry margins for petroleum products and higher prices for natural gas, and partly offset by lower prices for bitumen and higher exploration and planned maintenance expenses.

Net earnings for the first nine months of 2003 were $1,427 million or $3.81 a share, the highest nine-month earnings in the company’s history. They compared with earnings of $767 million or $2.02 a share for the first nine months of 2002. The increase was mainly due to higher prices for natural gas and crude oil and higher industry margins for petroleum products.

The negative impact of the higher Canadian dollar on resource and product prices was only partly offset by the favourable foreign exchange effects on the company’s U.S.-dollar-denominated debt.

Total revenues were $4,626 million in the third quarter and $14,614 million in the first nine months of 2003, versus $4,532 million and $12,212 million in the same periods of 2002.

Capital and exploration expenditures were $357 million in the third quarter and $1,093 million in the first nine months of 2003, compared with $391 million and $1,015 million in the corresponding periods of 2002.

During the third quarter of 2003 the company repurchased about 4 million shares for $207 million. In the first nine months of the year the company repurchased 11 million shares for $519 million.

The balance of cash and marketable securities was $852 million at September 30, 2003, compared with $453 million at the same time last year.

“A disciplined and sustained focus on operations reliability and excellence enabled Imperial to capture the benefits of favourable market conditions throughout the first three quarters of this year,” explained Tim Hearn, chairman, president and chief executive officer. Hearn also said that the company’s “strategic growth projects were progressing on schedule” and that “the organization had responded superbly to external events such as the Ontario power outage and the recent hurricane in Nova Scotia.”

Imperial Oil is one of the largest producers of crude oil in Canada and a major producer of natural gas. The company is the largest refiner and marketer of petroleum products – sold primarily under the Esso brand name – and a major producer of petrochemicals.

For further information:

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Jean Côté	Richard O’Farrell
(416) 968-4262	(416) 968-4875

Highlights

Nine-month earnings the highest on record

Imperial’s net earnings of $1,427 million for the first nine months of 2003 were the highest of any nine-month period in the company’s history. They also exceeded the earnings record for any full year – $1,410 million in 2000. Petroleum products earnings were also higher in the first nine months of 2003 than in any other nine-month period with net earnings of $356 million.

Plans to produce low-sulphur gasoline on schedule a year ahead of legislation

A significant investment in Imperial’s refinery network resulted in the smooth start-up of low-sulphur gasoline production units at the Strathcona and Dartmouth refineries which will reduce the sulphur content of gasoline produced by over 90 per cent. All of the company’s operations are expected to be producing gasoline averaging less than 30 parts per million sulphur by the fourth quarter of this year, more than a year in advance of the legislated requirement.

Gas-production facilities at Wizard Lake now fully operational

New production and pipeline facilities to recover natural gas at Wizard Lake, Alta., became fully operational in the third quarter of 2003.

			Nine months
	Third quarter		to September 30

	2003	2002	2003	2002

Earnings (millions of dollars)
Natural resources	257	346	947	741
Petroleum products	115	21	356	(1)
Chemicals	8	22	21	42
Corporate and other	(5)	(42)	103	(15)

Net earnings	375	347	1,427	767

Cash flow from earnings	555	500	1,723	1,055
Cash flow from operating activities	485	337	1,857	738
Capital and exploration expenditures	361	391	1,105	1,015
Per-share information (dollars)
Net earnings — basic and diluted	1.01	0.91	3.81	2.02
Dividends	0.22	0.21	0.65	0.63
Price — close at September 30			50.80	45.90

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS

The company’s net earnings for the third quarter of 2003 were $375 million or $1.01 a share, compared with $347 million or $ 0.91 a share for the same quarter last year. Net earnings for the first nine months of 2003 were $1,427 million or $3.81 a share, the highest nine-month earnings on record, versus $767 million or $2.02 a share in the same period of 2002. Third quarter earnings increased primarily as a result of higher industry margins for petroleum products and higher prices for natural gas, partly offset by lower prices for Cold Lake bitumen and higher exploration and planned maintenance expenses. Earnings for the first nine months increased mainly because of higher prices for natural gas and crude oil and higher industry margins for petroleum products.

The negative impact of the higher Canadian dollar on resource and product prices was only partly offset by the favourable foreign exchange effects on the company’s U.S.-dollar-denominated debt. This has resulted in a net negative impact of about $70 million on earnings in the third quarter versus the same period of last year and about $140 million for the first nine months of this year compared with that of 2002.

Total revenues were $4,626 million in the third quarter and $14,614 million in the first nine months of 2003, versus $4,532 million and $12,212 million in the same periods last year.

Natural resources
During the third quarter of 2003, net earnings from natural resources were $257 million compared with $346 million in the same period last year. Earnings decreased mainly due to lower Cold Lake bitumen and crude oil prices, lower Syncrude production, and higher exploration and planned maintenance expenses, partly offset by higher prices for natural gas and higher Cold Lake bitumen volumes. Year-to-date net earnings were a record $947 million versus $741 million during the same period last year. Higher prices for natural gas and crude oil and higher production volumes of Cold Lake bitumen were the main reasons for the increased earnings in the first nine months of 2003 compared with last year.

Prices for natural gas averaged $6.12 a thousand cubic feet in the third quarter and $6.98 a thousand cubic feet in the first nine months of 2003, compared with $3.36 a thousand cubic feet and $3.61 a thousand cubic feet during the corresponding periods last year. Prices for conventional crude oil averaged $36.68 a barrel in the third quarter and $41.32 a barrel in the first nine months this year, compared with $40.06 a barrel and $35.76 a barrel, respectively, in the third quarter and first nine months of 2002. Average prices for Cold Lake bitumen in the third quarter of 2003 were about 20 percent lower than the average third quarter prices of 2002, and prices for the first nine months of 2003 were essentially unchanged from the previous year.

Gross production of natural gas during the third quarter of 2003 was 520 million cubic feet a day, compared with 527 million cubic feet a day during the same period last year. During the first nine months of the year, gross production was 499 million cubic feet a day, versus 538 million cubic feet a day in the first nine months of 2002. Lower production as a result of reservoir decline was partly offset by higher production from the recently completed facilities at Wizard Lake.

Total production of crude oil and natural gas liquids (NGLs) increased to 271 thousand barrels a day in the third quarter and 259 thousand barrels a day in the first nine months of 2003 from 258 thousand barrels a day and 244 thousand barrels a day in the corresponding periods of 2002.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued .....)

Gross production of conventional crude oil averaged 45 thousand barrels a day and 46 thousand barrels a day in the third quarter and first nine months of this year, compared with 49 thousand barrels a day and 51 thousand barrels a day during the corresponding periods in 2002. Natural reservoir decline in the Western Canadian Basin was the main reason for the reduced production. Production of NGLs available for sale was 28 thousand barrels a day in the third quarter and 27 thousand barrels a day during the first nine months of 2003, essentially unchanged from the corresponding periods of 2002.

Gross production of Cold Lake bitumen averaged 137 thousand barrels a day during the third quarter and 132 thousand barrels a day in the first nine months of 2003, versus 117 thousand barrels a day and 110 thousand barrels a day in the corresponding periods of 2002. Higher production was a result of increased volume from newly completed phases 11 to 13 offset in part by lower production from existing operations due to the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production was 61 thousand barrels a day in the third quarter compared with 65 thousand barrels a day during the same period a year ago. Higher planned maintenance activity was the main reason for lower production in the third quarter of 2003. During the first nine months of 2003, the company’s share of Syncrude production was 54 thousand barrels a day, compared with 56 thousand barrels a day in the first nine months of last year.

In early October, a primary upgrading unit at Syncrude was taken down for an unscheduled maintenance turnaround. This is expected to reduce Syncrude’s fourth quarter production.

In September 2003, the company concluded drilling operations on a deepwater well on the Scotian Slope without encountering hydrocarbons in commercial quantities. Drilling began on the prospect called Balvenie, located about 300 kilometers southeast of Halifax, Nova Scotia, in approximately 1,800 meters of water in early July 2003. Exploration costs related to the Balvenie well were reflected in the third quarter earnings.

The company continues to work toward a regulatory application for the Mackenzie Gas Project. In September, it met with energy companies interested in shipping gas through the proposed pipeline to discuss nomination commitments.

Petroleum products
Net earnings from petroleum products were $115 million in the third quarter and a record $356 million in the first nine months of 2003, compared with net earnings of $21 million and a net loss of $1 million during the corresponding periods last year. Third quarter earnings increased mainly due to higher industry petroleum product margins. The effective response to external events such as the August power outage in Ontario contained the negative impact of these events on earnings. Year-to-date earnings improved as a result of the strengthening of industry petroleum product margins and higher sales of petroleum products. The increased petroleum product volumes were principally due to higher demand for diesel, gasoline and heating oil.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued .....)

The company opened low-sulphur gasoline production units at its Strathcona and Dartmouth refineries, reducing the sulphur content of gasoline produced by over 90 per cent. All of the company’s operations are expected to be producing gasoline averaging less than 30 part per million of sulphur by the fourth quarter of this year, more than a year in advance of the legislated requirement.

Chemicals
Net earnings from chemical operations were $8 million in the third quarter and $21 million in the first nine months of 2003, compared with $22 million and $42 million during the corresponding periods of 2002. Reduced industry margins on sales of polyethylene as a result of higher feedstock costs was the main reason for the decrease in earnings.

Corporate and other
Net earnings from corporate and other operations were negative $5 million in the third quarter and positive $103 million in the first nine months of 2003, versus negative $42 million and negative $15 million in the corresponding periods last year. Favourable foreign exchange effects on the company’s U.S.-dollar-denominated debt contributed to the year-to-date performance.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities increased to $485 million during the third quarter of 2003 from $337 million in the same period last year. Changes in working capital as a result of seasonal inventory draws and the effects of commodity prices on receivable balances, and higher earnings contributed to the increase. Cash flow from operating activities was $1,857 million for the nine months of 2003, versus $738 million in the corresponding period of 2002. The increased cash inflow was mainly due to higher earnings and the timing of scheduled income tax payments. Total investing activities used $308 million of cash in the third quarter and $1,011 million in the first nine months of 2003, compared with $380 million and $945 million during the corresponding periods last year.

Capital and exploration expenditures were $357 million in the third quarter and $1,093 million in the first nine months of 2003, versus $391 million and $1,015 million in the corresponding periods a year ago. For the resources segment, the additional capital and exploration expenditures were used mainly on projects at Syncrude to maintain and expand oil production capacity. Petroleum products increased its capital expenditures mainly in projects to reduce the sulphur content of gasoline and to improve operating efficiency.

In the third quarter, the company redeemed $200 million (U.S.), the remaining balance of its variable-rate U.S.-dollar debt for $272 million (Cdn), and replaced it with a similar variable-rate Canadian-dollar loan from Exxon Overseas Corporation.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued .....)

During the third quarter and first nine months of 2003, the company repurchased about 4 million shares for $207 million and 11 million shares for $519 million, respectively.

Following an independent actuarial evaluation of the registered pension plan that will be completed in the fourth quarter, the company plans to meet any additional funding requirements from operating cash flows. Current or future funding requirements are not expected to affect the company’s existing capital investment plans or its ability to pursue new investment opportunities.

Cash dividends of $241 million were paid in the first nine months of 2003, compared with dividends of $239 million in the comparable period of 2002. An increase in the per share dividend payment since the second quarter was partly offset by the lower number of outstanding shares resulting from the company’s share repurchase program. The dividend increase represented the ninth consecutive year of dividend growth. On August 13, 2003, the company declared a quarterly dividend of 22 cents a share, payable on October 1, 2003.

The above factors led to an increase in the company’s balance of cash and marketable securities to $852 million at September 30, 2003, from $453 million at the same time last year.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information about market risks for the nine months ended September 30, 2003 does not differ materially from that discussed on pages 10 and 11 in the company’s annual report to shareholders for the year ended December 31, 2002.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)

			Nine months
	Third quarter		to September 30

millions of dollars	2003	2002	2003	2002

REVENUES
Operating revenues	4,602	4,456	14,526	12,112
Investment and other income	24	76	88	100

TOTAL REVENUES	4,626	4,532	14,614	12,212

EXPENSES
Exploration	33	5	44	20
Purchases of crude oil and products	2,714	2,659	8,791	7,276
Operating	483	447	1,508	1,409
Selling and general	308	291	921	912
Federal excise tax	328	327	942	924
Depreciation and depletion	185	185	542	528
Financing costs (4)	15	56	(99)	28

TOTAL EXPENSES	4,066	3,970	12,649	11,097

EARNINGS BEFORE INCOME TAXES	560	562	1,965	1,115
INCOME TAXES	185	215	538	348

NET EARNINGS	375	347	1,427	767

PER-SHARE INFORMATION — dollars
Net earnings — basic and diluted (6)	1.01	0.91	3.81	2.02
Dividends	0.22	0.21	0.65	0.63

CONSOLIDATED STATEMENT OF RETAINED EARNINGS
(unaudited)

			Nine months
	Third quarter		to September 30

millions of dollars	2003	2002	2003	2002

RETAINED EARNINGS AT BEGINNING OF PERIOD	3,890	2,632	3,277	2,382
Net earnings for the period	375	347	1,427	767
Share purchases (6)	(187)	—	(464)	(11)
Dividends	(81)	(79)	(243)	(238)

RETAINED EARNINGS AT END OF PERIOD	3,997	2,900	3,997	2,900

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

			Nine months
	Third quarter		to September 30
inflow/(outflow)
millions of dollars	2003	2002	2003	2002

OPERATING ACTIVITIES
Net earnings	375	347	1,427	767
Depreciation and depletion	185	185	542	528
(Gain)/loss on asset sales, after tax	—	—	1	(3)
Future income taxes and other	(5)	(32)	(247)	(237)

Cash flow from earnings	555	500	1,723	1,055
Accounts receivable	55	(59)	75	(229)
Inventories and prepaids	62	(24)	(199)	(201)
Income taxes payable	67	184	188	(255)
Accounts payable and other	(254)	(264)	70	368

Change in operating assets and liabilities	(70)	(163)	134	(317)

CASH FROM OPERATING ACTIVITIES	485	337	1,857	738

INVESTING ACTIVITIES
Additions to property, plant and equipment	(324)	(386)	(1,049)	(995)
Proceeds from asset sales	16	6	38	50

CASH FROM (USED IN) INVESTING ACTIVITIES	(308)	(380)	(1,011)	(945)

CASH FLOW BEFORE FINANCING ACTIVITIES	177	(43)	846	(207)
FINANCING ACTIVITIES
Short-term debt — net	—	—	—	(460)
Long-term debt issued (5)	272	—	818	500
Repayment of long-term debt (5)	(272)	—	(818)	—
Common shares purchased (6)	(207)	—	(519)	(13)
Dividends paid	(82)	(79)	(241)	(239)

CASH FROM (USED IN) FINANCING ACTIVITIES	(289)	(79)	(760)	(212)

INCREASE (DECREASE) IN CASH	(112)	(122)	86	(419)
CASH AT BEGINNING OF PERIOD	964	575	766	872

CASH AT END OF PERIOD	852	453	852	453

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET
(unaudited)

	As at	As at
	Sept. 30	Dec. 31
millions of dollars	2003	2002

ASSETS
Current assets
Cash	852	766
Accounts receivable	1,273	1,348
Inventories of crude oil and products	602	433
Materials, supplies and prepaid expenses	140	110
Future income tax assets	313	323

Total current assets	3,180	2,980
Investments and other long-term assets	93	134
Property, plant and equipment	9,051	8,552
Goodwill	204	204
Other intangible assets	21	24

TOTAL ASSETS	12,549	11,894

LIABILITIES
Current liabilities
Short-term debt	72	72
Accounts payable and accrued liabilities	2,167	2,114
Income taxes payable	745	557
Current portion of long-term debt	501	—

Total current liabilities	3,485	2,743
Long-term debt (5)	849	1,466
Other long-term obligations	1,195	1,207
Future income tax liabilities	1,139	1,262

TOTAL LIABILITIES	6,668	6,678
SHAREHOLDERS’ EQUITY	5,881	5,216

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,549	11,894

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

Approved by the directors October 23, 2003

/s/ T.J. Hearn	/s/ Paul. A. Smith

Chairman, president and	Controller and
chief executive officer	senior vice-president,
finance and administration

IMPERIAL OIL LIMITED

BUSINESS SEGMENTS
(unaudited)

Third quarter

	Resources		Products		Chemicals

millions of dollars	2003	2002	2003	2002	2003	2002

REVENUES
Operating revenues (a)	796	648	3,576	3,556	230	252
Intersegment sales (b)	552	647	288	273	55	54
Investment and other income	3	68	14	6	—	—

TOTAL REVENUES	1,351	1,363	3,878	3,835	285	306

EXPENSES
Exploration (c)	33	5	—	—	—	—
Purchases (b)	525	438	2,874	2,986	207	209
Operating (b)	269	237	185	182	32	28
Selling & general	7	2	272	260	29	28
Federal excise tax	—	—	328	327	—	—
Depreciation and depletion	129	131	51	48	5	6
Financing costs	—	—	1	—	—	—

TOTAL EXPENSES	963	813	3,711	3,803	273	271

EARNINGS BEFORE INCOME TAXES	388	550	167	32	12	35
INCOME TAXES	131	204	52	11	4	13

NET EARNINGS	257	346	115	21	8	22

EXPORT SALES TO THE UNITED STATES	337	246	185	152	134	137
CASH FLOW FROM EARNINGS	364	442	186	38	13	25
CAPEX (c)	250	242	102	136	9	13

Third quarter

	Corporate		Consolidated

millions of dollars	2003	2002	2003	2002

REVENUES
Operating revenues (a)	—	—	4,602	4,456
Intersegment sales (b)	—	—	—	—
Investment and other income	7	2	24	76

TOTAL REVENUES	7	2	4,626	4,532

EXPENSES
Exploration (c)	—	—	33	5
Purchases (b)	—	—	2,714	2,659
Operating (b)	—	—	483	447
Selling & general	—	1	308	291
Federal excise tax	—	—	328	327
Depreciation and depletion	—	—	185	185
Financing costs	14	56	15	56

TOTAL EXPENSES	14	57	4,066	3,970

EARNINGS BEFORE INCOME TAXES	(7)	(55)	560	562
INCOME TAXES	(2)	(13)	185	215

NET EARNINGS	(5)	(42)	375	347

EXPORT SALES TO THE UNITED STATES	—	—	656	535
CASH FLOW FROM EARNINGS	(8)	(5)	555	500
CAPEX (c)	—	—	361	391

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Consolidated amounts exclude intersegment transactions, as follows:

	2003	2002

Purchases	892	974
Operating expenses	3	—

Total intersegment sales	895	974

(c)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant and equipment and additions to capital leases.

IMPERIAL OIL LIMITED

BUSINESS SEGMENTS
(unaudited)

Nine months to September 30

	Resources		Products		Chemicals

millions of dollars	2003	2002	2003	2002	2003	2002

REVENUES
Operating revenues (a)	2,592	1,788	11,177	9,608	757	716
Intersegment sales (b)	1,760	1,626	993	744	182	152
Investment and other income	34	73	33	18	—	—

TOTAL REVENUES	4,386	3,487	12,203	10,370	939	868

EXPENSES
Exploration (c)	44	20	—	—	—	—
Purchases (b)	1,838	1,254	9,170	7,929	708	614
Operating (b)	831	765	592	559	95	86
Selling & general	16	9	818	810	87	85
Federal excise tax	—	—	942	924	—	—
Depreciation and depletion	370	358	154	153	18	17
Financing costs	1	1	1	1	—	—

TOTAL EXPENSES	3,100	2,407	11,677	10,376	908	802

EARNINGS BEFORE INCOME TAXES	1,286	1,080	526	(6)	31	66
INCOME TAXES	339	339	170	(5)	10	24

NET EARNINGS	947	741	356	(1)	21	42

EXPORT SALES TO THE UNITED STATES	994	651	591	470	429	386
CASH FLOW FROM EARNINGS	1,175	985	541	35	30	54
CAPEX (c)	709	649	366	349	30	17
TOTAL ASSETS AS AT Sept. 30 (b)	6,212	5,788	5,361	5,039	415	396
CAPITAL EMPLOYED AS AT Sept. 30	3,562	3,230	2,707	2,472	193	178

Nine months to September 30

	Corporate		Consolidated

millions of dollars	2003	2002	2003	2002

REVENUES
Operating revenues (a)	—	—	14,526	12,112
Intersegment sales (b)	—	—	—	—
Investment and other income	21	9	88	100

TOTAL REVENUES	21	9	14,614	12,212

EXPENSES
Exploration (c)	—	—	44	20
Purchases (b)	—	—	8,791	7,276
Operating (b)	—	—	1,508	1,409
Selling & general	—	8	921	912
Federal excise tax	—	—	942	924
Depreciation and depletion	—	—	542	528
Financing costs	(101)	26	(99)	28

TOTAL EXPENSES	(101)	34	12,649	11,097

EARNINGS BEFORE INCOME TAXES	122	(25)	1,965	1,115
INCOME TAXES	19	(10)	538	348

NET EARNINGS	103	(15)	1,427	767

EXPORT SALES TO THE UNITED STATES	—	—	2,014	1,507
CASH FLOW FROM EARNINGS	(23)	(19)	1,723	1,055
CAPEX (c)	—	—	1,105	1,015
TOTAL ASSETS AS AT Sept. 30 (b)	852	453	12,549	11,341
CAPITAL EMPLOYED AS AT Sept. 30	899	500	7,361	6,380

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Consolidated amounts exclude intersegment transactions, as follows:

	2003	2002

Purchases	2,925	2,521
Operating expenses	10	1

Total intersegment sales	2,935	2,522

Intersegment receivables and payables	291	335

(c)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant and equipment and additions to capital leases.

IMPERIAL OIL LIMITED

OPERATING STATISTICS
(unaudited)

			Nine months
	Third quarter		to September 30

	2003	2002	2003	2002

GROSS CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	45	49	46	51
Cold Lake	137	117	132	110
Syncrude	61	65	54	56

Total crude oil production	243	231	232	217
Natural gas liquids (NGLs) available for sale	28	27	27	27

Total crude oil and NGL production	271	258	259	244

NGL SALES (thousands of barrels a day)	29	36	35	36
NATURAL GAS (millions of cubic feet a day)
Production (gross)	520	527	499	538
Production available for sale (gross)	461	461	432	471
Sales	475	490	453	507
AVERAGE PRICES (dollars)
Conventional crude oil sales (a barrel)	36.68	40.06	41.32	35.76
Par crude oil price at Edmonton (a barrel)	41.53	43.75	45.19	39.44
Heavy crude oil at Hardisty (Bow River, a barrel)	31.16	35.86	34.36	31.66
Natural gas sales (a thousand cubic feet)	6.12	3.36	6.98	3.61
PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	34.2	33.8	33.1	32.6
Heating, diesel and jet fuels	24.7	23.7	26.2	24.3
Heavy fuel oils	5.2	5.2	4.9	4.6
Lube oils and other products	6.8	7.4	5.7	6.6

Net petroleum products sales	70.9	70.1	69.9	68.1
Sales under purchase and sale agreements	13.8	13.9	14.4	13.8

Total petroleum products sales	84.7	84.0	84.3	81.9

TOTAL REFINERY THROUGHPUT (millions of litres a day)	71.7	74.3	71.9	71.2
REFINERY CAPACITY UTILIZATION (percent)	90	93	90	90
PETROCHEMICAL SALES (thousands of tonnes a day)	3.1	3.3	3.3	3.5

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)

			Nine months
	Third quarter		to September 30

	2003	2002	2003	2002

RETURN ON AVERAGE CAPITAL EMPLOYED (a) (rolling 4 quarters, percent)			26.7	16.4
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY (rolling 4 quarters, percent)			33.6	21.4
INTEREST COVERAGE RATIO — EARNINGS BASIS (rolling 4 quarters, times covered)			70.8	35.8
SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	370,459	378,863	374,168	378,880
At September 30			367,921	378,863
Number of shareholders
At September 30			15,634	16,108
SHARE PRICES (dollars)
High	53.49	47.10	53.49	49.38
Low	45.62	38.51	43.20	38.51
Close at September 30			50.80	45.90

(a)	Capital employed is defined as short- and long-term debt and shareholders’ equity.

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Accounting principles

These consolidated financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements, except for those changes implemented January 1, 2003 to reflect new accounting standards of the Canadian Institute of Chartered Accountants (CICA). The impact of the new CICA standard dealing with accounting for asset retirement obligations is discussed in note 2.

2.	Reporting change

The new CICA standard dealing with accounting for asset retirement obligations changes the method of accruing for certain site-restoration costs. Under the new standard, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets are increased by the amount of these obligations. Over time the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets. There are no asset retirement liabilities set up for those assets which have an indeterminate useful life.

Estimated cash flows have been discounted at six percent. Implementation of the new standard has reduced site-restoration liabilities by $16 million to $488 million as of September 30, 2003. The total undiscounted amount of the estimated cash flows required to settle the obligations is $895 million. Payments to settle the obligations occur on an ongoing basis and will continue over the lives of the operating assets, which can exceed more than 25 years. This change in accounting standard has no impact on the cash flow profile of the company. The new standard has been applied retroactively, and the financial statements of prior periods have been restated.

The impact of adopting the new accounting for asset retirement obligations standard on the consolidated balance sheet and statement of earnings is:

Change in consolidated balance sheet

	As at Sept. 30

millions of dollars - increase/(decrease)	2003	2002

Property, plant and equipment	24	18

Total assets	24	18

Other long-term obligations	(16)	16
Future income tax liabilities	13	1
Retained earnings	27	1

Total liabilities and shareholders’ equity	24	18

Change in consolidated statement of earnings

			Nine months
	Third quarter		to September 30

millions of dollars - increase/(decrease)	2003	2002	2003	2002

Operating expense	(12)	(6)	(36)	(19)
Depreciation and depletion expense	1	1	2	2

Total expenses	(11)	(5)	(34)	(17)
Income taxes	4	2	11	6

Net earnings	7	3	23	11

Earnings per share — basic and diluted (dollars)	0.02	0.01	0.06	0.03

IMPERIAL OIL LIMITED

3.	Incentive compensation programs

The company accounts for its incentive compensation programs, except for the incentive stock option plan issued prior to January 1, 2003, by using the fair-value-based method. Under this method, compensation expense related to the units of these programs is recorded in the consolidated statement of earnings over the vesting period. The company accounts for its incentive stock option plan by using the intrinsic-value-based method and does not recognize compensation expense on the issuance of stock options because the exercise price is equal to the market value at the date of grant. If the fair-value-based method of accounting had been adopted to account for the incentive stock option plan, the impact on net earnings and earnings per share would have been negligible.

The company purchased shares on the market to fully offset the dilutive effects from the exercise of incentive stock options. The company does not plan to issue stock options in the future.

4.	Financing costs

			Nine months
	Third quarter		to September 30

millions of dollars	2003	2002	2003	2002

Debt related interest	11	10	27	29
Other interest	1	—	3	2

Total interest expense	12	10	30	31
Foreign exchange expense (gain) on long-term debt	3	46	(129)	(3)

Total financing costs	15	56	(99)	28

5.	Long-term debt

			As at	As at
		Interest	Sept. 30	Dec. 31
Issued	Maturity date	rate	2003	2002

1989	September 1, 2004 (2002 – $600 million (U.S.)) (a)	Variable	—	946
2002	May 7, 2004 (b)	Variable	—	500
2003	$250 million due May 26, 2005 and $250 million due August 26, 2005	Variable	500	—
2003	January 19, 2006 (a)	Variable	318	—

Long-term debt (at period-end exchange rate)			818	1,446
Capital leases			31	20

Total long-term debt			849	1,466

(a)	In July this year, the company redeemed the remaining $200 million (U.S.) of its variable-rate U.S.-dollar debt for $272 million (Cdn). To replace the debt repaid in the third quarter, the company borrowed $272 million (Cdn) variable-rate loans from Exxon Overseas Corporation at interest equivalent to Canadian market rates.

(b)	Medium-term notes ($500 million) have been reclassified to the current portion of long-term debt in the balance sheet. The company intends to refinance these notes beyond the initial maturity date under the existing Medium Term Notes Program.

IMPERIAL OIL LIMITED

6.	Common shares

	As at	As at
	Sept. 30	Dec. 31
thousands of shares	2003	2002

Authorized	450,000	450,000
Common shares outstanding	367,921	378,863

In 1995 through 2002, the company purchased shares under eight 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2003, another 12-month normal course program was implemented with an allowable purchase up to 18.6 million shares (five percent of the total on June 19, 2003), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of

Year	Shares	Dollars

1995 – 2001	202.4	5,156
2002 – Third quarter	—	—
Full year	0.3	13
2003 – Third quarter	4.2	207
Year-to-date	11.0	519
Cumulative purchases to date	213.7	5,688

Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.

The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of retained earnings.

There is no significant dilutive effect on basic net earnings per share from the outstanding incentive stock options described in note 3.